AXA EQUITABLE LIFE INSURANCE COMPANY

                        "GREATER OF" DEATH BENEFIT RIDER

              GREATER OF ANNUAL ROLLUP TO AGE [85] GMDB OR HIGHEST
                       ANNIVERSARY VALUE TO AGE [85] GMDB


This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company, "you" and "your" mean the Owner and "Rider" means this Rider.

The Effective Date of this Rider is your Contract Date.

I.   THIS RIDER'S GUARANTEED MINIMUM DEATH BENEFIT

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) with this flexible premium deferred fixed and variable Annuity Contract as described below. The GMDB is derived from a Benefit Base as described in Section II of this Rider. You must allocate amounts to the Protection with Investment Performance Account Investment Options to create a GMDB Benefit Base in order to receive benefits under this Rider. THE GMDB BENEFIT BASE IS USED SOLELY TO CALCULATE THE GMDB DESCRIBED IN THIS RIDER AND ITS CHARGE AND DOES NOT PROVIDE A CASH VALUE OR ANY MINIMUM ACCOUNT VALUE AND CANNOT BE WITHDRAWN. Withdrawals from your Protection with Investment Performance Account Value will cause an adjustment to your GMDB Benefit Base as described in Section II. B. of this Rider.

Your GMDB Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Rider (Section V).

[The terms and conditions of a spouse's right to continue the Contract upon the death of the Owner of this Contract ("Spousal Continuation"), are described in the Endorsement Applicable to [Non-Qualified] Contracts.]

The GMDB under the Contract will be the greater of the Annual Rollup to Age [85] Benefit Base or the Highest Anniversary Value to Age [85] Benefit Base. The Protection with Investment Performance Account Value, operation of the Annual Rollup to Age [85] Benefit Base and the Highest Anniversary Value to Age [85] Benefit Base, the Effect of Withdrawals on your Benefit Bases, the cost of this Rider and how this Rider may terminate are described below.

Your Death Benefit amount under this Rider is determined by comparing the Protection with Investment Performance Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit.

II.  OPERATION OF THE GUARANTEED MINIMUM DEATH BENEFIT

     A.  ANNUITY ACCOUNT VALUE

         "Annuity Account Value" as defined in Section 1.02 of your Contract means the sum of (i) your Protection with Investment Performance Account Value and (ii) your Investment Performance Account Value.

"Protection with Investment Performance Account Value" means the sum of the amounts held for you in the Protection with Investment Performance Account Investment Options and, if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging designated for transfer to the Protection with Investment Performance Account Investment Options. While Contributions and transfers to your Protection with Investment Performance Account Value create your GMDB Benefit Base as described

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in this Rider, your Protection with Investment Performance Account Value itself is not a guaranteed value. It is subject to Investment Fund performance as described in Sections 1.14 and 2.03 of your Contract.

         "Investment Performance Account Value" means the sum of amounts held for you in the Investment Performance Account Investment Options and, if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging designated for transfer to the Investment Performance Account Investment Options.

         The initial Protection with Investment Performance Account Investment Options and Investment Performance Account Investment Options are shown in the Data Pages. All terms and conditions of the Contract applicable to your Investment Options apply to Protection with Investment Performance Account and Investment Performance Account Investment Options. [Additional terms and conditions applicable to your Protection with Investment Performance Account Investment Options are described in the "Endorsement Applicable to Protection with Investment Performance Account Investment Options and the Endorsement Applicable to Special [Money Market] Dollar Cost Averaging."]

     B.  GMDB BENEFIT BASE

         Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is also used to determine the cost of this Rider as described in Section IV. Your GMDB Benefit Base is created or increased by allocating a Contribution as described in Part III of your Contract ("Contributions and Allocations") to a Protection with Investment Performance Account Investment Option or making a transfer, as described in Part IV of your Contract ("Transfers Among Investment Options") from a Investment Performance Account Investment Option to a Protection with Investment Performance Account Investment Option. While this Rider is in effect, once amounts are allocated or transferred to the Protection with Investment Performance Account Investment Options, they may be transferred only among Protection with Investment Performance Account Investment Options. Additional transfer rules are described in the Data Pages.

         Your GMDB Benefit Base is the greater of the Annual Rollup to Age [85] Benefit Base ("Rollup Benefit Base") and the Highest Anniversary Value to Age [85] Benefit Base ("Highest Anniversary Value Benefit Base"). Your benefit base stops rolling up and ratcheting on the Contract Date Anniversary following your [85th] birthday. Your initial Rollup Benefit Base and Highest Anniversary Value Benefit Base are each equal to your initial Contribution or transfer, whichever comes first, to the Protection with Investment Performance Account Investment Options. Thereafter, each Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer to the Protection with Investment Performance Account Investment Options, and each Benefit Base is adjusted for withdrawals. The way we calculate your Rollup Benefit Base and Highest Anniversary Value Benefit Base is more fully described below.

         [THE FOLLOWING TEXT WILL APPEAR WHEN THE CONTRACT OWNER ELECTS THE EXTRA CREDIT CONTRACT WITH THIS RIDER] [Any Credits provided under your Endorsement Applicable to Credits Applied to Annuity Account Value are not used for purposes of determining your Rollup and Highest Anniversary Value Benefit Bases. When you make a Contribution to the Protection with Investment Performance Account Value, only the amount of the Contribution, excluding any Credits, is included in determination of the Benefit Bases. When you make a transfer from the Investment Performance Account Value to the Protection with Investment Performance Account Investment Options, the amount of any Credits that had been applied to the Investment Performance Account Value are considered transferred first and are not included in determination of the Benefit Bases. Transfers to the Protection with Investment Performance Account Value do not increase the Benefit Bases until an amount equal to the total amount of all Credits (before any earnings thereon) that were applied to the Investment Performance Account Value have been transferred to the Protection with Investment Performance Account Value.]

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         Your Investment Performance Account Value is not used for purposes of determining your GMDB Benefit Base, including any Automatic Reset thereof. If we discontinue transfers and Contributions to the Protection with Investment Performance Account Investment Options, you will not, thereafter, be able to create or add to the GMDB Benefit Base.

         ANNUAL ROLLUP RATE

         "Annual Rollup Rate" means the effective [annual] rate resulting from the Ten Year Treasuries Rollup Formula Rate specified in the Data Pages. [Your initial Annual Rollup Rate is shown in the Data Pages and is reset [each Contract Date Anniversary] as described in the Data Pages.] The rollup ends on the Contract Date Anniversary following your [85th] birthday.

                  DEFERRAL BONUS ROLLUP RATE

                  A Deferral Bonus Rollup Rate resulting from the Deferral Bonus Ten Year Treasuries Rollup Formula Rate specified in the Data Pages applies to your GMDB Rollup Benefit Base until a withdrawal is made from your Protection with Investment Performance Account Value. [While the Deferral Bonus Rollup Rate applies, it is reset each Contract Year.] Once a withdrawal is made from your Protection with Investment Performance Account Value, the Deferral Bonus Rollup Rate no longer applies in the Contract Year that the withdrawal is made and all subsequent Contract Years. A Deferral Bonus Rollup Rate has no effect on your GIB Annual Withdrawal Amount.

         ANNUAL ROLLUP AMOUNT

         The "Annual Rollup Amount" for purposes of adjusting the GMDB Rollup Benefit Base on a Contract Date Anniversary is equal to the GMDB Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year plus a prorated Annual Rollup Amount for any Contributions or transfers to the Protection with Investment Performance Account Investment Options during the Contract Year. The prorated Annual Rollup Amount is equal to the full Annual Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year and the denominator of which is 365, or 366 in a leap year.

                  DEFERRAL BONUS ROLLUP AMOUNT

                  The "Deferral Bonus Rollup Amount" for purposes of adjusting the GMDB Rollup Benefit Base on a Contract Date Anniversary is equal to the GMDB Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Bonus Rollup Rate in effect for the first day of the Contract Year plus a prorated Deferral Bonus Rollup Amount for any Contributions or transfers to the Protection with Investment Performance Account Investment Options during the Contract Year. The prorated Deferral Bonus Rollup Amount is equal to the full Deferral Bonus Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Deferral Bonus Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year and the denominator of which is 365, or 366 in a leap year. Once a withdrawal is made from your Protection with Investment Performance Account Value, no Deferral Bonus Rollup Amount adjustment is made to your GMDB Rollup Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years.

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         ANNUAL ADJUSTMENT OF THE GMDB ROLLUP BENEFIT BASE WITH THE ANNUAL
         ROLLUP AMOUNT

         Your GMDB Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:

         (i) the GMDB Rollup Benefit Base at the beginning of the Contract Year; plus
         (ii) Contributions and transfers to the Protection with Investment Performance Account Investment Options during the Contract Year; minus
         (iii) any adjustments for Excess Withdrawals (defined below) from the Protection with Investment Performance Account Value during the Contract Year, [including for any required minimum distribution withdrawal not taken through our Automatic RMD Withdrawal Service, in excess of your GIB Annual Withdrawal Amount, minus
         (iv) any required minimum distribution withdrawals taken through our Automatic RMD Withdrawal Service (which are not treated as Excess Withdrawals) from your Protection with Investment Performance Account Value during the Contract Year to the extent such withdrawals exceed Annual Withdrawal Amount withdrawals from the Protection with Investment Performance Account Value] during the Contract Year; plus
         (v) the Annual Rollup Amount for the Contract Date Anniversary reduced by any withdrawals up to the GIB Annual Withdrawal Amount as described in the GIB Rider.

         "Excess Withdrawal" means any withdrawal or portion of a withdrawal taken from the Protection with Investment Performance Account Value during a Contract Year that, together with all other amounts withdrawn from the Protection with Investment Performance Account Value during that year, causes the total of such withdrawals to exceed the GIB Annual Withdrawal Amount. An Excess Withdrawal may reduce future benefits by more than the dollar amount of the excess withdrawal(s).

              ANNUAL ADJUSTMENT OF THE GMDB ROLLUP BENEFIT BASE WITH THE DEFERRAL BONUS ROLLUP AMOUNT

              Prior to taking a withdrawal under your Contract from the Protection Account, instead of the adjustment described above, your GMDB Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:

              (i) the GMDB Rollup Benefit Base at the beginning of the Contract Year, plus
              (ii) Contributions and transfers to the Protection with Investment Performance Account Investment Options during the Contract Year, plus
              (iii) the Deferral Bonus Rollup Amount for the Contract Date
                    Anniversary.

         Once a withdrawal is made under your Contract from the Protection Account, no Deferral Bonus Rollup Amount adjustment is made to your GMDB Rollup Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years. In those Contract Years, any adjustment to your GMDB Rollup Benefit Base will be done according to the provision above entitled "Annual Adjustment of the GMDB Rollup Benefit Base with the Annual Rollup Amount."

         AUTOMATIC RESET OF THE ROLLUP BENEFIT BASE

         On the [third] Contract Date Anniversary that follows the Contract Date and each [third] Contract Date Anniversary thereafter, your Rollup Benefit Base will reset automatically to equal the Protection with Investment Performance Account Value on that Contract Date Anniversary, if the Protection with Investment Performance Account Value is greater than the Rollup Benefit Base. The Annual or Deferral Bonus (whichever applies) Rollup continues on your reset Rollup Benefit Base. ResetS do not occur after the Contract Date Anniversary following your [85th] birthday, or your Maturity Date, if earlier.

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         We may increase the charge for this Rider up to the maximum charge provided in Section IV. of this Rider. We will apply the higher charge only if your Rollup Benefit Base increases due to a reset. The new charge will remain in effect for the duration of the Rider, subject to any further charge increase within the maximum provided in Section IV. We will notify you of the increase in charge at least [45] days prior to the effective date of the increase. You will be provided the opportunity to opt-out of that reset and any future resets. Opting out of a reset will not change the date for future automatic resets if you choose to opt back in. If you opt out of resets, you may opt back in any time [30 days] after the Contract Date Anniversary on which you opted out. You will have until [30 days] before the date the next reset is scheduled to occur to opt back in to automatic resets. Upon a reset following such opt-in, the charge for this Rider will increase to the charge we have in effect at that time. Your request to opt-out or opt-in must be in writing in a form that we accept and received by us within the above time limits. [Any request to opt-out or opt-in will be applicable to this Rider and your GIB Rider.]

     C. HIGHEST ANNIVERSARY VALUE TO AGE [85] BENEFIT BASE ("HIGHEST ANNIVERSARY VALUE BENEFIT BASE")

         For the Highest Anniversary Value Benefit Base, on each Contract Date Anniversary up to the Contract Date Anniversary following your [85th] birthday, if the Protection with Investment Performance Account Value is greater than the current Highest Anniversary Value Benefit Base, the Highest Anniversary Value Benefit Base is reset to equal the Protection with Investment Performance Account Value.

III. EFFECT OF WITHDRAWALS ON YOUR GMDB BENEFIT BASES

The Rollup Benefit Base and the Highest Anniversary Value Benefit Base will each be reduced by withdrawals from the Protection with Investment Performance Account Value. The reduction is determined separately for each Benefit Base.

HIGHEST ANNIVERSARY VALUE BENEFIT BASE

[The Highest Anniversary Value Benefit Base will be reduced pro-rata by all withdrawals from your Protection with Investment Performance Account Value.

For the Highest Anniversary Value Benefit Base, a pro-rata reduction is determined as follows:
           1) Divide the amount of your withdrawal by your Protection with Investment Performance Account Value immediately preceding the withdrawal;

          2) Multiply the fraction calculated in (1) by the amount of your Highest Anniversary Value Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction.] We will make this reduction as of the Transaction Date of each withdrawal.

ROLLUP BENEFIT BASE

         WITHDRAWALS PRIOR TO AGE [85]

         The Rollup Benefit Base will be reduced as follows. [Prior to completion of your [first] Contract Year, your Rollup Benefit Base will be reduced pro-rata by all withdrawals from your Protection with Investment Performance Account Value.]

         [Thereafter,] withdrawal of the amount described below will reduce the Annual Rollup Amount that otherwise would be credited to your Rollup Benefit Base on the Contract Date Anniversary but does not reduce the Rollup Benefit Base.

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         For each Contract Year, you may take one or more withdrawals from your
         Protection with Investment Performance Account Value that total no more than an amount equal to:
                  (a) your GIB Benefit Base at the beginning of the Contract
                      Year; [minus
                  (b) any Contributions or transfers to the Protection with
                      Investment Performance Account Investment Options during the [four] prior Contract Years;] multiplied by
                  (c) the GIB Annual Rollup Rate in effect for the first day of the Contract Year.

         WITHDRAWALS ON AND AFTER AGE [85]

         During the period beginning with the Contract Date Anniversary following your [85th] birthday through the earlier of (i) the Contract Date Anniversary following the date your Protection with Investment Performance Account Value falls to zero, and (ii) your Contract Maturity Date, and (iii) the Contract Date Anniversary following your [95th] birthday, for each Contract Year, you may take one or more withdrawals from your Protection with Investment Performance Account Value that total no more than an amount as described in the previous paragraph, however, such a withdrawal will reduce the Rollup Benefit Base on a dollar for dollar basis.

The portion of any withdrawal in excess of the amounts described above will reduce the Rollup Benefit Base on a pro-rata basis as of the Transaction Date of the withdrawal.

For the Rollup Benefit Base, a pro-rata reduction is determined as follows:

         1) Divide the amount of the withdrawal that exceeds the amount described above by your Protection with Investment Performance Account Value immediately preceding the withdrawal;

         2) Multiply the fraction calculated in (1) by the amount of your Rollup Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will reduce your Rollup Benefit Base by this amount. We will make this reduction as of the Transaction Date of each withdrawal.

[Withdrawals made under any automatic withdrawal service we offer to meet lifetime required minimum distribution rules under the Code that exceed the GIB Annual Withdrawal Amount for a Contract Year will reduce your Rollup Benefit Base on a dollar for dollar basis ("RMD Withdrawal"). The dollar for dollar withdrawal treatment of such withdrawals will be available [immediately.]]

IV.  THE COST OF THIS RIDER

Guaranteed Minimum Death Benefit: The current charge for this benefit is [0.95%] of the GMDB Benefit Base. This charge is based on the greater of the Rollup and the Highest Anniversary Value Benefit Bases on your Contract Date Anniversary. The maximum charge upon reset for this benefit is [1.10%] of the Rider's Benefit Base.

We will determine and deduct the above charge annually from your Protection with Investment Performance Account Value on each Contract Date Anniversary for which the Rider is in effect. We will deduct the above charges for the portion of any Contract Year in which this Rider is terminated pursuant to Section V. of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to
Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section
5.02 of the Contract.

The above charge will be deducted from the Protection with Investment Performance Account Value on a pro-rata basis.

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V.   TERMINATION PROVISION OF THIS RIDER

Upon the occurrence of any of the following, this Rider and any charge associated herewith will terminate: (i) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (ii) amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including any benefit available on the Maturity Date, or (iii) except as provided below, you change the Owner of the Contract, or (iv) you make an absolute assignment of this Contract, or (v) termination is required by an endorsement to your Contract, or (vi) the Contract terminates, or (vii) Spousal Continuation is elected and the surviving spouse is age [76] or older as of the date of the Owner's death, or (viii) your GIB Rider terminates, or (ix) the Protection with Investment Performance Account Value under this Rider falls to zero.

Upon effecting termination of this Rider as described in items (iii) and (iv) of the preceding paragraph, you must then either 1) withdraw your entire Protection with Investment Performance Account Value, or 2) transfer your entire Protection with Investment Performance Account Value to the Investment Performance Account Investment Options. Once you have terminated this Rider amounts may no longer be allocated to the Protection with Investment Performance Account Investment Options.

In accordance with clause (iii) in the above paragraph, this Rider will not terminate if either of the following occurs:

         1. a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

         2. a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. "Family member" means members of the immediate family and other relatives. "Immediate family" means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. "Other relatives" means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

VI.  EFFECT OF THE GIB RIDER'S TERMINATION ON THIS RIDER

If the GIB Rider terminates, this Rider will terminate automatically as described in the Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or Guaranteed Minimum Death Benefit Rider.

VII. SPECIAL RULES APPLICABLE TO YOUR RIDER WHEN OWNERSHIP OF THE CONTRACT IS OTHER THAN ON AN INDIVIDUAL BASIS

For Contracts with Joint Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner's [85th] birthday will instead accumulate to the Contract Date Anniversary following the [85th ] birthday of the older Joint Owner. Also, any Reset provision which is limited to the Contract Date Anniversary following the Owner's [85th ] birthday will instead be limited to the Contract Date Anniversary following the [85th ] birthday of the older Joint Owner.

For Contracts with Non-Natural Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner's [85th] birthday will instead accumulate to the Contract Date Anniversary following the [85th ] birthday of the Annuitant. Also, any Reset provision which is limited to the Contract Date Anniversary following the Owner's [85th] birthday will instead be limited to the Contract Date Anniversary following the [85th] birthday of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will accumulate

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to the Contract Date Anniversary following the [85th] birthday of the older
Joint Annuitant and any reset will be limited to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant.

VIII.  REPORTS

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 9.04 of the Contract.


AXA EQUITABLE LIFE INSURANCE COMPANY

[                                         [
/s/ Christopher M. Condron                /s/ Karen Field Hazin
--------------------------                ---------------------
Christopher M. Condron                    Karen Field Hazin
Chairman, President and                   Vice President, Secretary and
Chief Executive Officer]                  Associate General Counsel]














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